Exhibit 99.1
Footnote to Form 4

(1) These shares of Common Stock of Blount International Inc. ("Common Stock")
are held by LB Blount Investment SPV LLC ("LB Blount SPV"). The equity interests in LB Blount SPV are held as follows: Lehman Brothers Merchant Banking Partners
II L.P. ("LB MBP II") owns approximately 41.4%; Lehman Brothers Offshore
Investment Partners II L.P. ("LB OIP II") owns approximately 27%; Lehman
Brothers Capital Partners III, L.P. ("Capital Partners III") owns approximately
5.4%; Lehman Brothers Capital Partners IV, L.P. ("Capital Partners IV") owns approximately 15%; LB I Group Inc. owns approximately 7.1%; Lehman Brothers MBG
Partners 1999 (A) L.P. ("MBG 1999 (A)") owns approximately 3.6%; Lehman Brothers
MBG Partners 1999 (B) L.P. ("MBG 1999 (B)") owns approximately 0.4%; and Lehman
Brothers MBG Partners 1999 (C) L.P. ("MBG 1999 (C)") owns approximately 0.1%.
Lehman ALI Inc. is a wholly-owned subsidiary of Lehman Brothers Holdings Inc.
("LBHI") and the direct 100% parent of LB I Group Inc. ("LB I Group"). LB I
Group is the general partner of Capital Partners IV, MBG 1999 (A), MBG 1999 (B)
and MBG 1999 (C). The general partner of Capital Partners III is LBHI. Lehman
Brothers Merchant Banking Partners II Inc. is a wholly-owned subsidiary of LBHI and the general partner of LB MBP II and a general partner of LB OIP II. LB
Offshore II Ltd. is a wholly-owned subsidiary of LBHI and a general partner of
LB OIP II.

Other than the shares of Common Stock actually owned by LB Blount SPV, LBHI is unable to confirm whether or not it is the beneficial owner of any additional shares of Common Stock that may or may not be actually owned by any of LBHI's other affiliates. On September 15, 2008, LBHI, and at later dates a number of its affiliates, filed voluntary petitions for relief under Chapter 11 of the
United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court
for the Southern District of New York (the "Bankruptcy Court") in a jointly administered proceeding captioned In re Lehman Brothers Holdings Inc., et. al.
under Case No. 08-13555. On September 19, 2008, the Securities Investor
Protection Corporation under the Securities Investor Protection Act of 1970, as amended ("SIPA") commenced a proceeding against Lehman Brothers Inc. ("LBI") in the United States District Court for the Southern District of New York (the
"District Court") in the case captioned Securities Investors Protection
Corporation v. Lehman Brothers Inc., Case No. 08-CIV-8119 (GEL). On September
19, 2008, the District Court entered the Order Commencing Liquidation (the "LBI
Liquidation Order") pursuant to the provisions of SIPA. The LBI Liquidation
Order provided, among other things, the appointment of James W. Giddens as trustee for the SIPA liquidation of LBI and removed the proceeding to the
Bankruptcy Court under Case No. 08-1420 (JMP) SIPA.

LBHI is unable to provide information on its beneficial ownership, if any, of the shares of Common Stock (other than the shares of Common Stock actually owned by LB Blount SPV) primarily due to (1) the commencement of various administrative or civil rehabilitation proceedings of subsidiaries comprising significant parts of LBHI's European and Asian businesses, which have resulted in significant portions of LBHI's securities trading records and systems being unavailable to, and non-accessible by, LBHI, and (2) the sale since September
15, 2008 of significant businesses comprising LBHI's historical business (the
"Sale"). As a result of the Sale, and actions taken by certain creditors with respect to securities that had been pledged by LBHI, or its affiliates, as collateral to those creditors, LBHI cannot compile an accurate accounting of securities held. LBHI is currently engaged in an expensive and time consuming process to reconcile discrepancies in information LBHI has with respect to security holdings. Even with continued significant efforts and expense, LBHI may not be able to provide a record of securities held.

LBHI disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of its pecuniary interest therein.